Exhibit 99.1

4D Molecular Therapeutics Reports Full Year 2022 Financial Results

and Operational Highlights

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Provided updates on clinical pipeline, including 4D-150 for wet age-related macular degeneration (wet AMD) and diabetic macular edema (DME), 4D-710 for cystic fibrosis lung disease, and 4D-310 for Fabry disease cardiomyopathy
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Demonstrated robust clinical gene delivery, tolerability and initial biological activity with first three customized and evolved vectors generated from Therapeutic Vector Evolution platform
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Expanded preclinical pipeline with large market geographic atrophy (GA) and alpha-1 antitrypsin deficiency lung disease (AATLD) programs
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On track for multiple clinical data updates on lead clinical-stage product candidates during 2023
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Cash, cash equivalents and marketable securities sufficient to fund operations into the first half of 2025

EMERYVILLE, Calif., March 15, 2023 (GLOBE NEWSWIRE) -- 4D Molecular Therapeutics (Nasdaq: FDMT, ‘4DMT’), a clinical-stage biotherapeutics company harnessing the power of directed evolution for genetic medicines targeting large market diseases, today announced full year 2022 financial results and provided operational highlights.

“We are proud to have validated 4DMT’s Therapeutic Vector Evolution platform over the past year, with clinical efficacy proof-of-concept signals with all three of our lead proprietary vectors invented at 4DMT,” said David Kirn, M.D., Co-founder and Chief Executive Officer of 4DMT. “We believe we’re primed to continue leveraging our robust product design and development engine to grow and diversify our product pipeline with seven total product candidates in development. Our five clinical-stage product candidates address unmet medical needs in seven patient populations, including several large and high incidence rate disease markets. Our capital-efficient operations and strong cash position are expected to support operations into the first half of 2025.”

Recent Highlights

Ophthalmology Therapeutic Area

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Significant progress advancing the 4D-150 program for the intravitreal treatment of patients with wet AMD and with DME
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Presented interim data from Cohort 1 (n=5) of Phase 1/2 PRISM clinical trial for wet AMD in November 2022; 4D-150 was demonstrated to be safe and well-tolerated, and resulted in >90% reduction in annualized anti-VEGF injection rates
o
Completed enrollment of PRISM Dose Exploration stage (n=15, 3 dose levels); enrollment in Phase 2 Dose Expansion (n=50) stage of the PRISM trial began in January 2023
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Submitted new Investigational New Drug (IND) Application to FDA for Phase 2 SPECTRA trial with intravitreal 4D-150 for DME; IND cleared February 2023
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Expanded portfolio with preclinical product candidate4D-175 for geographic atrophy (GA) leveraging the same R100 intravitreal vector utilized in our other ophthalmology products

Pulmonology Therapeutic Area

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Advanced the 4D-710 program for aerosol treatment of patients with cystic fibrosis lung disease
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Presented interim data from Cohort 1 (n=3, 1E15 vg) of the Phase 1/2 clinical trial at North American Cystic Fibrosis Conference in November 2022; demonstrated safety, tolerability and widespread expression of CFTRΔR transgene within lung airway cells
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Completed enrollment of Cohort 2 (n=3, 2E15 vg) of the Phase 1/2 clinical trial in February 2023
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Initiated preclinical research and development of 4D-710 in combination with CFTR modulators
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Expanded portfolio with preclinical product candidate 4D-725 for AATLD leveraging the same A101 aerosol delivered vector utilized in 4D-710

Cardiology Therapeutic Area

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Presented interim safety (n=6) and efficacy (cardiac endpoints at 12 months, n=3) data from ongoing INGLAXA Phase 1/2 clinical trials of 4D-310 for Fabry disease cardiomyopathy
o
Demonstrated meaningful improvements in multiple FDA-recommended Phase 3 cardiac endpoints (n=3)
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Cardiac biopsy demonstrated selective and widespread transgene expression in cardiomyocytes (n=1)
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Received favorable protocol and scientific advice from both FDA and EMA on the Phase 3 study design, primary and secondary endpoints, as well as CMC and nonclinical topics
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Engaging with FDA to lift clinical hold and resume enrollment with highly effective rituximab/sirolimus immunosuppressive regimen and updated exclusion criteria

Manufacturing Capabilities

Completed build of commercial-scale GMP manufacturing facility to provide clinical trial material for 4DMT product candidates. These added capabilities are expected to reduce product development timelines, costs, and risk, and improve quality and internal control.

2023 Expected Milestones

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4D-150 for Wet AMD and DME:
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Present interim data (safety, reduction in annualized anti-VEGF injection rates, BCVA and CST (central subfield thickness)) from Dose Escalation stage of the PRISM Phase 1/2 clinical trial for wet AMD at the 2023 Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting to be held on April 23-27 (n=15 patients in Cohorts 1-3 with at least 6 months of follow up)
o
Complete enrollment of the Phase 2 randomized Dose Expansion stage of the PRISM clinical trial in Q4
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Initiate enrollment of the Phase 2 SPECTRA clinical trial for DME in Q3
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4D-710 for Cystic Fibrosis Lung Disease:
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Present interim data from the Dose Exploration stage (Cohorts 1 and 2) of the Phase 1/2 clinical trial at a scientific conference in Q2
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Update on development plan for modulator combination in 2H
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4D-310 for Fabry Disease Cardiomyopathy:

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Submit complete response letter to FDA that is intended to address all clinical hold items by end Q1
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FDA feedback on response letter expected in Q2
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Provide program update after 12-month clinical data are obtained on all six of the currently enrolled patients in 2H

Full Year 2022 Financial Results

Cash and Cash Equivalents and Marketable Securities: Cash and cash equivalents and marketable securities were $218.5 million as of December 31, 2022, as compared to $315.4 million as of December 31, 2021. The decrease in cash was primarily a result of cash used in operations. We expect cash and cash equivalents and marketable securities to be sufficient to fund operations into the first half of 2025.

Revenue: Total revenue was $3.1 million for 2022, as compared to $18.0 million for 2021. The decrease was primarily driven by the completion of revenue recognized under the Roche collaboration agreement, which was terminated in September 2021.

R&D Expenses: Research and development expenses were $80.3 million for 2022, as compared to $61.4 million for 2021. This increase was primarily driven by the progression of our existing clinical trials for 4D-150, 4D-710, 4D-310, 4D-125, and 4D-110, along with increased payroll and stock-based compensation expense.

G&A Expenses: General and administrative expenses were $32.9 million for 2022, as compared to $28.0 million for 2021. This increase was primarily due to increased payroll, stock-based compensation, and professional service expenses.

Net Loss: Net loss was $107.5 million for 2022, as compared to $71.3 million for 2021.

About 4DMT

4DMT is a clinical-stage biotherapeutics company harnessing the power of directed evolution for genetic medicines targeting large market diseases. 4DMT seeks to unlock the full potential of genetic medicines using its proprietary invention platform, Therapeutic Vector Evolution, which combines the power of the Nobel Prize-winning technology, directed evolution, with approximately one billion synthetic AAV capsid-derived sequences to invent customized and evolved vectors for use in our product candidates. All of our vectors are proprietary to 4DMT and were invented at 4DMT, including the vectors utilized in our clinical-stage and preclinical pipeline product candidates: R100, A101, and C102. The Company is initially focused on five clinical-stage product candidates in three therapeutic areas for both rare and large market diseases: ophthalmology, pulmonology, and cardiology (Fabry disease cardiomyopathy). The 4DMT customized and evolved vectors were invented with the goal of being delivered at relatively low doses through clinically routine, well-tolerated, and minimally invasive routes of administration, transducing diseased cells in target tissues efficiently, having reduced immunogenicity and, where relevant, having resistance to pre-existing antibodies. 4DMT is currently advancing five product candidates in clinical development: 4D-150 for wet AMD and DME, 4D-710 for cystic fibrosis lung disease, 4D-310 for Fabry disease cardiomyopathy, 4D-125 for XLRP, and 4D-110 for choroideremia. The 4D preclinical product candidates in development are: 4D-175 for geographic atrophy and 4D-725 for AATLD.

4D-150, 4D-710, 4D-310, 4D-125, and 4D-110 are our product candidates in clinical development and have not yet been approved for marketing by the US FDA or any other regulatory authority. No representation is made as to the safety or effectiveness of 4D-150, 4D-710, 4D-310, 4D-125, or 4D-110 for the therapeutic uses for which they are being studied.

4D Molecular Therapeutics™, 4DMT™, Therapeutic Vector Evolution™, and the 4DMT logo are trademarks of 4DMT.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding the therapeutic potential, and clinical benefits, as well as the plans and related timing for the clinical development of 4D-150, 4D-710, 4D-310, 4D-125, and 4D-110. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including risks and uncertainties that are described in greater detail in the section entitled "Risk Factors" in 4D Molecular Therapeutics’ most recent Annual Report on Form 10-K, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent 4D Molecular Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. 4D Molecular Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward looking statements.

4D Molecular Therapeutics, Inc.

Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Revenue:
Collaboration and license revenue	$3,129	$18,038
Total revenue	3,129	18,038
Operating expenses:
Research and development	80,253	61,360
General and administrative	32,908	28,011
Total operating expenses	113,161	89,371
Loss from operations	(110,032)	(71,333)
Other income, net	2,538	16
Net loss	$(107,494)	$(71,317)
Net loss per share, basic and diluted	$(3.32)	$(2.57)
Weighted-average shares outstanding used in computing net loss per share, basic and diluted	32,351,221	27,730,420

4D Molecular Therapeutics, Inc.

Balance Sheet Data

(in thousands)

	As of December 31,
	2022	2021
Cash, cash equivalents and marketable securities	$218,642	$315,429
Working capital	204,780	239,942
Total assets	261,846	353,487
Total liabilities	30,509	34,380
Accumulated deficit	(314,490)	(206,996)
Total stockholders’ equity	231,337	319,107

Contacts:

Media:

Katherine Smith

EvokeCanale

Katherine.Smith@evokegroup.com

Investors:

August J. Moretti

CFO

amoretti@4dmt.com

Julian Pei

Head of Investor Relations and Finance

jpei@4dmt.com

267-644-5097